Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Peggy Landon (913-344-9315)	Theresa Womble (913-344-9362)
Director of Corporate Communications	Manager of Investor Relations
And Investor Relations

Compass Minerals Reports
Fourth-Quarter and Full-Year 2013 Earnings
Company Announces Eleventh Consecutive Dividend Increase

OVERLAND PARK, Kan. (February 10, 2014) – Compass Minerals (NYSE: CMP) reports the following results of its fourth-quarter and full-year 2013 operations:

•	Net earnings increased 94 percent to $58.4 million, or $1.73 per diluted share, from $30.1 million, or $0.90 per diluted share, in the fourth quarter of 2012. Full-year net earnings were up 47 percent to $130.8 million, or $3.88 per diluted share, compared to $88.9 million, or $2.65 per diluted share, in 2012.

•	Net earnings in the fourth quarter of 2013 include a net benefit from special items of $2.9 million, while net earnings in 2012 included unfavorable special items totaling $4.2 million. Excluding these special items from all periods, net earnings for the 2013 quarter were $55.5 million, or $1.65 per diluted share, compared to $34.3 million, or $1.02 per diluted share, in the 2012 period. For the full year, 2013 net earnings excluding special items were $127.9 million, or $3.80 per diluted share, and $104.4 million, or $3.11 per diluted share, in 2012.

•	Fourth quarter sales increased 45 percent year-over-year to $387.4 million as severe winter weather drove a 56 percent improvement in salt segment sales, while specialty fertilizer sales rose 8 percent.

•	Operating income increased 90 percent to $80.3 million in the quarter and rose 39 percent to $185.6 million for the full year as increased salt sales volumes and improved salt segment per-unit operating costs more than offset the impact of higher specialty fertilizer per-unit costs, net of special items.

•	Adjusted EBITDA* totaled $99.9 million for the quarter compared to $59.5 million in the 2012 period and was $258.6 million for the full year compared to $197.7 million in 2012.

•	Cash flow from operations rose to $238.3 million from $151.7 million in 2012.

•	Compass Minerals’ board of directors has increased the company’s quarterly dividend by 10 percent to $0.60 per share effective with its dividend payable March 14, 2014, to shareholders of record as of the close of business on February 28, 2014.

*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals

“We ended 2013 with strong demand in both of our segments, which demonstrated the solid fundamentals that underpin our salt and specialty fertilizer businesses. We are entering 2014 with momentum as the strong winter we’ve experienced thus far in our core service territories should establish a more favorable supply-demand balance for the salt industry after two consecutive mild winters. And, our value-driven marketing strategy continues to support robust profitability for our specialty fertilizer products,” said Fran Malecha, Compass Minerals’ president and CEO. “The decision by the board of directors to increase our dividend another 10 percent further demonstrates our commitment to return value directly to our shareholders.”

Financial Results
(in millions except per-share data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Sales	$387.4	$267.1	$1,129.6	$941.9
Sales less shipping and handling (product sales)	285.7	206.3	827.9	703.8
Operating earnings	80.3	42.2	185.6	133.2
Operating margin	21%	16%	16%	14%
Net earnings	58.4	30.1	130.8	88.9
Net earnings, excluding special items*	55.5	34.3	127.9	104.4
Diluted earnings per share	1.73	0.90	3.88	2.65
Diluted earnings per share, excluding special items*	1.65	1.02	3.80	3.11
EBITDA*	103.1	60.2	265.0	194.0
Adjusted EBITDA*	99.9	59.5	258.6	197.7
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Salt segment sales rose to $323.1 million from last year’s weather-depressed result of $206.7 million. Strong winter weather in most of the company’s key service territories produced a 79 percent increase in highway deicing sales volumes. The average selling price in the highway deicing business was essentially flat as the impact of lower highway deicing contract pricing was mostly offset by an improved product mix. Increased demand for packaged deicing products drove a 26 percent increase in consumer and industrial sales volumes while the average selling price was similar to prior-year results.

Salt segment EBITDA grew to $87.2 million in the fourth quarter from $58.1 million in 2012. The 2013 results include $4.7 million of estimated costs from a ruling against the company related to a 2010 labor matter. The 2012 quarter included $3.1 million of estimated losses resulting from the 2011 Goderich, Ontario, tornado. Excluding these special items, 2013 segment EBITDA was $91.9 million compared to $61.2 million in the 2012 quarter.

Compass Minerals

Salt Segment Performance
(in millions except for sales volumes and prices per short ton)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Sales	$323.1	$206.7	$920.5	$703.4
Sales less shipping and handling (product sales)	$227.4	$152.5	$639.8	$491.5
Operating earnings	$74.8	$47.9	$181.3	$126.0
Operating margin	23%	23%	20%	18%
Sales volumes (in thousands of tons):
Highway deicing	4,037	2,255	10,944	7,530
Consumer and industrial	740	585	2,321	2,095
Total salt	4,777	2,840	13,265	9,625
Average sales price (per ton):
Highway deicing	$52.20	$52.56	$53.19	$53.11
Consumer and industrial	$151.86	$150.95	$145.78	$144.87
Total salt	$67.63	$72.81	$69.39	$73.08

Winter Weather Effect

The company’s core North American service regions recorded 81 snow events in the fourth quarter, which was more than twice the number experienced in the mild December 2012 quarter. The company estimates that variances from average winter weather increased the company’s fourth-quarter salt sales by $45 million to $50 million and its salt operating earnings by $10 million to $15 million.

Above-average winter weather increased full-year 2013 salt sales by an estimated $65 million to $75 million and salt operating earnings by an estimated $18 million to $22 million.

Estimated Effect of Weather on Salt Segment Performance
(in millions)

	Three months ended December 31,		Calendar year,*
Favorable (unfavorable) to average weather:	2013	2012	2013	2012

Sales	$45 to $50	($60) to ($70)	$65 to $75	($145) to ($155)

Operating earnings	$10 to $15	($15) to ($20)	$18 to $22	($45) to ($50)
* The three months ended March 31, plus the three months ended December 31.

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales increased to $61.4 million from $56.6 million in the 2012 quarter driven primarily by a 9 percent year-over-year increase in sales volumes. The average selling price for specialty fertilizer remained steady with the prior-year quarter at $626 per ton.

Compass Minerals

Sequentially, the average selling price declined $20 per ton due to a less favorable regional sales mix than in the third quarter of 2013.

Segment EBITDA was $25.9 million compared to $16.5 million in the 2012 quarter. The current-quarter results include a $9.0 million benefit from settling insurance claims related to brine loss at the company’s solar pond operations in 2010. Excluding that benefit, current-quarter EBITDA was $16.9 million as the impact of higher sales volumes were mostly offset by higher per-unit costs.

Specialty Fertilizer Segment Performance
(in millions except for sales volumes and prices per short ton)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Sales	$61.4	$56.6	$198.6	$226.2
Sales less shipping and handling (product sales)	$55.4	$50.0	$177.6	$200.0
Operating earnings	$19.7	$10.7	$58.7	$58.4
Operating margin	32%	19%	30%	26%
Sales volume (in thousands of tons)	98	90	315	367
Average sales price (per ton)	$626	$626	$630	$616

OTHER FINANCIAL HIGHLIGHTS

Other income increased to $3.2 million from $0.7 million primarily due to increased foreign exchange gains in the 2013 quarter.

Cash flow from operations for the year ending December 31, 2013, totaled $238.3 million. The $86.6 million increase from prior-year results was driven principally by higher earnings and a reduction of salt inventory.

OUTLOOK

Winter weather events have been tracking above average though January, and the company currently expects its first-quarter highway deicing salt sales volumes to be approximately 4.4 million tons. The average selling price for highway deicing products is expected to be approximately 5 percent lower than in the 2013 quarter primarily due to lower highway deicing contract prices. Winter weather is also expected to improve first-quarter demand for packaged deicing products and to lift first-quarter consumer and industrial sales volumes approximately 5 percent above last year’s result of 535,000 tons.

The company expects steady demand for specialty fertilizer to continue in 2014, yielding sales volumes of approximately 180,000 tons in the first six months and between 350,000 tons and 375,000 tons for the full year. The company expects an average selling price of

Compass Minerals

approximately $620 per ton and an operating margin of approximately 27 percent for the first half of 2014.

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, February 11, at 10:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 5831125. Outside of the U.S. and Canada, callers may dial (913) 643-4075. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 5831125. Outside of the U.S. and Canada, callers may dial (719) 457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating

Compass Minerals

performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. The 2012 special items reflect charges associated with the refinancing of the company’s term loans, the release of tax reserves and the estimated effects of the tornado that struck the company’s salt mine in Goderich, Ontario, in August 2011. Those effects include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012. The 2013 special items include estimated costs from a ruling against the company regarding a 2010 labor matter as well as proceeds from the settlement of an insurance claim related to loss of brine at the company’s solar pond operations in Ogden, Utah, also in 2010. Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the " Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited)
(in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net earnings	$58.4	$30.1	$130.8	$88.9
Income tax expense	20.4	8.3	43.3	22.4
Interest expense	4.7	4.5	17.9	18.2
Depreciation, depletion and amortization	19.6	17.3	73.0	64.5
EBITDA	$103.1	$60.2	$265.0	$194.0
Adjustments to EBITDA:
Other (income)/expense(1)	(3.2)	(0.7)	(6.4)	3.7
Adjusted EBITDA	$99.9	$59.5	$258.6	$197.7

(1)	Primarily includes interest income and foreign exchange gains and losses. The 12 months ended December 31, 2012 include a charge of $2.8 million related to the refinancing of term loans.

Compass Minerals

Reconciliation for Net Earnings, Excluding Special Items (unaudited)
(in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net earnings	$58.4	$30.1	$130.8	$88.9
Estimated losses incurred from tornado, net of taxes and recoveries(1)	−	2.2	−	14.8
Costs to refinance debt, net of taxes(2)	−	−	−	1.7
Tax benefit from income tax audit(3)	−	−	−	(3.0)
CEO transition costs, net of taxes (4)	−	2.0	−	2.0
Settlement of insurance claim, net of taxes (5)	(5.7)	−	(5.7)	−
Estimated costs of legal ruling, net of taxes(6)	2.8	−	2.8	−
Net earnings, excluding special items	$55.5	$34.3	$127.9	$104.4

(1)	In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. Estimated pre-tax losses of $3.1 million and $21.4 million ($2.2 million and $14.8 million after applicable income taxes) for the three and 12 months ended December 31, 2012, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.
(2)	In May 2012, we amended and restated our senior secured credit facility and refinanced our term loans into a single term loan for pre-tax costs of $2.8 million ($1.7 million, net of taxes).
(3)	In the second quarter of 2012, the company settled a tax audit which resulted in a $3.0 million income tax benefit.
(4)	In the fourth quarter of 2012, the company recorded costs of $3.3 million ($2.0 million, net of taxes) associated with the retirement of its CEO.
(5)	In the fourth quarter of 2013, the company received $9.0 million ($5.7 million, net of taxes) from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.
(6)	In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor matter.

Compass Minerals

Reconciliation for Salt Segment EBITDA and Pro Forma EBITDA (unaudited)
(in millions)

	Three months ended December 31,
	2013	2012
Reported GAAP Segment Operating Earnings	$74.8	$47.9
Depreciation, depletion and amortization	12.4	10.2
Segment EBITDA	$87.2	$58.1
Adjustments to EBITDA:
Estimated costs of legal ruling (1)	4.7	−
Estimated losses incurred from tornado, net of recoveries (2)	−	3.1
Pro Forma Segment EBITDA	$91.9	$61.2

(1)	In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. Estimated pre-tax losses of $3.1 million for the three ended December 31, 2012, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.
(2)	In the fourth quarter of 2013, the company recorded a reserve of $4.7 million related to a ruling against the company from a 2010 labor matter.

Reconciliation for Specialty Fertilizer Segment EBITDA and Pro Forma EBITDA (unaudited)
(in millions)

	Three months ended December 31,
	2013	2012
Reported GAAP Segment Operating Earnings	$19.7	$10.7
Depreciation, depletion and amortization	6.2	5.8
Segment EBITDA	$25.9	$16.5
Adjustments to EBITDA:
Settlement of insurance claim (1)	(9.0)	−
Pro Forma Segment EBITDA	$16.9	$16.5

(1)	In the fourth quarter of 2013, the company received $9.0 million from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Sales	$387.4	$267.1	$1,129.6	$941.9
Shipping and handling cost	101.7	60.8	301.7	238.1
Product cost	178.7	136.7	541.9	476.7
Gross profit	107.0	69.6	286.0	227.1

Selling, general and administrative expenses	26.7	27.4	100.4	93.9
Operating earnings	80.3	42.2	185.6	133.2

Other (income) expense:
Interest expense	4.7	4.5	17.9	18.2
Other, net	(3.2)	(0.7)	(6.4)	3.7
Earnings before income taxes	78.8	38.4	174.1	111.3
Income tax expense	20.4	8.3	43.3	22.4
Net earnings	$58.4	$30.1	$130.8	$88.9

Basic net earnings per common share	$1.73	$0.90	$3.89	$2.65
Diluted net earnings per common share	$1.73	$0.90	$3.88	$2.65
Cash dividends per share	$0.545	$0.495	$2.18	$1.98

Weighted-average common shares outstanding (in thousands): (1)
Basic	33,477	33,195	33,403	33,109
Diluted	33,487	33,225	33,420	33,135

(1)	The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 227,000 and 250,000 participating securities in the three-month and 12-month periods ending December 31, 2013, respectively, and 358,000 and 409,000 participating securities in the three-month and 12-month periods ending December 31, 2012, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2013	2012

ASSETS

Cash and cash equivalents	$159.6	$100.1
Receivables, net	211.9	143.7
Inventories	180.7	229.7
Other current assets	25.2	33.4
Property, plant and equipment, net	677.3	645.2
Intangible and other noncurrent assets	150.1	148.5
Total assets	$1,404.8	$1,300.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$3.9	$3.9
Other current liabilities	253.7	195.4
Long-term debt, net of current portion	474.7	478.4
Deferred income taxes and other noncurrent liabilities	118.3	119.4
Total stockholders' equity	554.2	503.5
Total liabilities and stockholders' equity	$1,404.8	$1,300.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2013	2012
Net cash provided by operating activities	$238.3	$151.7

Cash flows from investing activities:
Capital expenditures	(122.7)	(130.9)
Insurance advances for investment purposes, Goderich tornado	14.2	8.7
Other, net	2.4	(1.4)

Net cash used in investing activities	(106.1)	(123.6)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	−	387.0
Principal payments on long-term debt	(3.9)	(387.7)
Fees and premiums paid to redeem and refinance debt	−	(1.8)
Deferred financing costs	(0.6)	(2.2)
Dividends paid	(73.1)	(66.3)
Proceeds received from stock option exercises	10.6	7.4
Excess tax benefits from equity compensation awards	0.6	1.7

Net cash used in financing activities	(66.4)	(61.9)
Effect of exchange rate changes on cash and cash equivalents	(6.3)	3.6
Net change in cash and cash equivalents	59.5	(30.2)
Cash and cash equivalents, beginning of the year	100.1	130.3

Cash and cash equivalents, end of period	$159.6	$100.1

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended December 31, 2013	Salt(a)	Fertilizer(b)	and Other(c,d)	Total
Sales to external customers	$323.1	$61.4	$2.9	$387.4
Intersegment sales	0.3	2.7	(3.0)	-
Shipping and handling cost	95.7	6.0	-	101.7
Operating earnings (loss)	74.8	19.7	(14.2)	80.3
Depreciation, depletion and amortization	12.4	6.2	1.0	19.6
Total assets	942.2	386.8	75.8	1,404.8

		Specialty	Corporate
Three Months Ended December 31, 2012	Salt	Fertilizer	and Other(c)	Total
Sales to external customers	$206.7	$56.6	$3.8	$267.1
Intersegment sales	0.2	2.6	(2.8)	-
Shipping and handling cost	54.2	6.6	-	60.8
Operating earnings (loss)	47.9	10.7	(16.4)	42.2
Depreciation, depletion and amortization	10.2	5.8	1.3	17.3
Total assets	809.3	412.3	79.0	1,300.6

		Specialty	Corporate
Twelve Months Ended December 31, 2013	Salt(a)	Fertilizer(b)	and Other(c)	Total
Sales to external customers	$920.5	$198.6	$10.5	$1,129.6
Intersegment sales	0.9	7.2	(8.1)	-
Shipping and handling cost	280.7	21.0	-	301.7
Operating earnings (loss)	181.3	58.7	(54.4)	185.6
Depreciation, depletion and amortization	45.1	23.8	4.1	73.0

		Specialty	Corporate
Twelve Months Ended December 31, 2012	Salt	Fertilizer	and Other(c,d)	Total
Sales to external customers	$703.4	$226.2	$12.3	$941.9
Intersegment sales	0.8	6.8	(7.6)	-
Shipping and handling cost	211.9	26.2	-	238.1
Operating earnings (loss)	126.0	58.4	(51.2)	133.2
Depreciation, depletion and amortization	38.9	21.4	4.2	64.5

a)	In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor issue.
b)	In the fourth quarter of 2013, the company received $9.0 million ($5.7 million, net of taxes) from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.
c)	“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.
d)	In the fourth quarter of 2012, the company recorded costs of $3.3 million ($2.0 million, net of taxes) associated with the retirement of its CEO.